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                                                                    EXHIBIT 1(H)

                           MFS/SUN LIFE SERIES TRUST


                     Amendment to the Declaration of Trust

                         Establishment and Designation
             of Additional Series of Shares of Beneficial Interest
                              (without par value)


     Pursuant to Section 6.9 of the Amended and Restated Declaration of Trust dated February 15, 1985, as amended (the "Declaration") of MFS/SUN LIFE SERIES TRUST (the "Trust"), the Trustees of the Trust hereby establish and designate a new series of Shares (as defined in the Declaration), such series to have the following special and relative rights:

     1.    The new series shall be designated:

           -   Research Growth and Income Series

     2. The series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of such series. Each Share of the series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which Shares of the series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to the series, and shall be entitled to receive its pro rata share of the net assets of that series upon liquidation of the series, all as provided in Section 6.9 of the Declaration.

     3. Shareholders of the series shall vote separately as a class from shareholders of each other series on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the series as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration.

     4. The assets and liabilities of the Trust shall be allocated among the previously established and existing series of the Trust and such new series as set forth in Section 6.9 of the Declaration.
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     5.    Subject to the provisions of Section 6.9 and Article IX of the
           Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series.

     Pursuant to Section 6.9(h) of the Declaration, this establishment and designation of series of Shares shall be effective upon the execution by a majority of the Trustees of the Trust.
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   IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this establishment and designation, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 5th of March, 1997.



Samuel Adams
-------------------------------------
Samuel Adams
University Lane
Manchester MA 01944



Geoffrey Crofts
-------------------------------------
Geoffrey Crofts
74 Scott Drive
Bloomfield CT  06002



David D. Horn
-------------------------------------
David D. Horn
56 Pinckney Street
Boston MA  02114



-------------------------------------
Garth Marston
90 Beacon Street
Boston MA  02108



John D. McNeil
-------------------------------------
John D. McNeil
10 McKenzie Avenue
Toronto, Ontario
Canada   M4W 1J9



Derwyn F. Phillips
-------------------------------------
Derwyn F. Phillips
Ocean House 317
1250 West Southwinds Blvd.
Vero Beach FL 32963